Exhibit 10.7

AMENDMENT TO STOCK RESTRICTION
AND REPURCHASE AGREEMENT
AND STOCK PURCHASE AGREEMENT

This Amendment (the “Amendment”) is entered into as of the       day of May, 2003, by and between PERRY JUDD’S HOLDINGS, INC., a Delaware corporation (the “Corporation”), and Verne F. Schmidt (“Executive”), and constitutes an amendment to (i) that certain Stock Restriction and Repurchase Agreement made as of February 3, 2000, by and between the Corporation and Executive, as amended on March 27, 2001 and September 20, 2001 (the “Stock Restriction and Repurchase Agreement”), and (ii) that certain Stock Purchase Agreement, dated as of June 1, 2000, by and between the Corporation and Executive, as amended on March 27, 2001 (the “Stock Purchase Agreement”).  Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Stock Restrictive and Repurchase Agreement.

WHEREAS, Executive owns 5,718 shares of common stock of the Corporation (the “Purchased Shares”), of which 2,218 shares are subject to the Stock Restriction and Repurchase Agreement, and 3,500 shares are subject to the Stock Purchase Agreement;

WHEREAS, upon a Mandatory Redemption Event, including retirement from the Corporation after attaining the age of 62, the Corporation is obligated to purchase, and the Executive is obligated to sell, the Purchased Shares for Fair Market Value (the “Mandatory Repurchase”);

WHEREAS, as an inducement to Executive to forego retirement from the Corporation until at least December 31, 2005, the Corporation has agreed to enter into this Amendment of the Stock Restriction and Repurchase Agreement and the Stock Purchase Agreement;

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements in this Amendment, the parties hereto, intending to be legally bound, agree as follows:

1.             Amendment to Mandatory Repurchase Process.  Section C.2 of the Stock Restriction and Repurchase Agreement and Section E.2 of the Stock Purchase Agreement are each hereby amended and restated in their entirety as follows:

“Mandatory Repurchase Process.  Not later than sixty (60) days after the occurrence of a Mandatory Redemption Event, the Corporation shall deliver a written notice to each Owner of the Purchased Shares.  The notice shall indicate the Mandatory Repurchase Price to be paid for the Purchased Shares and the date on which the repurchase is to be effected, such date to be not more than thirty (30) days after the date of such notice.  The certificates representing the Purchased Shares shall be delivered to the Corporation on the closing date specified for the repurchase.  Concurrently with the receipt of such stock certificates, the Corporation shall pay to the Owner(s) an amount equal to the Mandatory Repurchase Price pursuant to either of the following alternative methods of payment determined in the sole discretion of the Corporation:  (a) in cash or cash equivalents (including the cancellation of any purchase-money indebtedness) or (b) by a Promissory Note; provided that, if the Mandatory Repurchase Price is $25 per share or greater, at least $25 of the total Mandatory Repurchase Price per share shall be paid for in cash or cash equivalents.

The Mandatory Repurchase Price payable by the Corporation with respect to the Purchased Shares which are to be repurchased from each Owner on a Mandatory Repurchase shall be the greater of (i) $146.68 per share, adjusted after the date hereof for any stock splits or reverse stock splits, or (ii) the Fair Market Value of the Purchased Shares.

Notwithstanding the foregoing, in the event that a Subsequent Value Event is consummated within six (6) months after the date of a Mandatory Redemption Event and such Subsequent Value Event evidences a Subsequent Value in excess of the Mandatory Repurchase Price (on a per share basis) determined pursuant to the preceding paragraph, then the Mandatory Repurchase Price shall be adjusted as follows: the Mandatory Repurchase Price to be paid per share in connection with the Mandatory Redemption Event shall be directly increased by the excess of the Subsequent Value per share over the Mandatory Purchase Price previously paid per share.

The increase to the Mandatory Repurchase Price per share which results from such adjustment shall be hereinafter designated as the Excess Value per share and shall be payable as follows: (x) if the Corporation elected to pay the original Mandatory Repurchase Price in cash or cash equivalents, then such Excess Value shall be payable in cash or cash equivalents within ninety (90) days after the Subsequent Value Event, or (y) if the Corporation elected to pay such Mandatory Repurchase price partly in cash or cash equivalents and the balance by Promissory Note, then the principal amount of the Promissory Note shall be increased in an amount equal to such Excess Value, as the date of issuance of such Promissory Note, and the installment amounts shall be reamortized for such increased principal amount.  In the latter event, the Corporation shall deliver to each owner, in exchange for such Owner’s original Promissory Note, a new Promissory Note with such revised terms.”

2.             Change of Control Transaction.  The Stock Restriction and Repurchase Agreement and the Stock Purchase Agreement are each hereby amended by adding the following as Section C.5 and E.5, respectively:

“5.           Change of Control Transaction.  Within sixty (60) days after a Change of Control Transaction (as defined herein) in which an Owner receives consideration for all or a portion of the Purchased Shares, the Corporation shall pay to such Owner in cash the difference between the value per share received, or to be received, for the Purchased Shares by such Owner in the Change of Control Transaction, and the Mandatory Repurchase Price.  “Change of Control Transaction” shall mean (i) a merger or consolidation in which the Corporation is not the surviving entity, (ii) a sale, transfer or other disposition of all or substantially all of the Corporation’s assets, or (iii) a reverse merger in which the Corporation is the surviving entity but in which the Corporation’s outstanding voting securities are transferred in whole or in part to a person or persons different from the persons holding those securities immediately prior to the merger.”

3.             Amendment to Mandatory Redemption Event.  Section H.17 of the Stock Restriction and Repurchase Agreement and Section L.18 of the Stock Purchase Agreement are each hereby amended and restated in their entirety as follows:

“Mandatory Redemption Event” shall mean (A) the Stockholder’s death, (B) the Stockholder’s Permanent Disability, (C) the Stockholder’s resignation or retirement from the Corporation on or after December 31, 2005, or (D) the termination of the Stockholder’s services upon a Change of Control Transaction.”

4.             Entire Amendment.  This Amendment constitutes the entire agreement among the parties pertaining to the subject matter hereof and supercedes any and all prior or contemporaneous amendments relating to the subject matter hereof.  Except as expressly amended hereby, the Stock Restriction and Repurchase Agreement and the Stock Purchase Agreement shall remain unchanged and in full force and effect.  This Amendment shall be deemed part of and is hereby incorporated into the Stock Restriction and Repurchase Agreement and the Stock Purchase Agreement.  To the extent that any terms or conditions of the Stock Restriction and Repurchase Agreement and the Stock Purchase Agreement shall contradict or be in conflict with any terms or conditions of this Amendment, the terms and conditions of this Amendment shall control.

5.             Counterparts.  This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Amendment by signing any such counterpart.

6.             Amendments.  This Amendment cannot be altered, amended, changed or modified in any respect or particular except by an instrument in writing signed by both the Corporation and Executive.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned have caused this Amendment to the Stock Purchase Agreement to be executed and delivered as of the date first written above.

PERRY JUDD’S HOLDINGS, INC.

By:
Name:
Title:

Address:	575 West Madison Street
Waterloo, Wisconsin 53594
Attention: Chief Executive Officer

EXECUTIVE

Name: Verne F. Schmidt

Address: